UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   June 14, 2002

Commission File Number	Exact name of registrant as specified in its charter and principal office address and telephone number	State of Incorporation	I.R.S. Employer I.D. Number

1-16163	WGL Holdings, Inc. 1100 H Street, N.W. Washington, D.C. 20080 (703) 750-2000	Virginia	52-2210912

0-49807	Washington Gas Light Company 1100 H Street, N.W. Washington, D.C. 20080 (703) 750-4440	District of Columbia and Virginia	53-0162882

Former name or former address, if changed since last report:     None

ITEM 5. OTHER EVENTS

On June 14, 2002, Washington Gas Light Company (Washington Gas or the Company), filed an application with the State Corporation Commission of Virginia (SCC of VA) to increase its base rates in Virginia. Washington Gas is a wholly owned subsidiary of WGL Holdings, Inc. The application seeks to increase revenues in Virginia by approximately $23.8 million annually. The Company’s request is based on the combination of two separately regulated entities of Washington Gas: the Virginia division and the Shenandoah division (Shenandoah) whose merger with Washington Gas was approved by the SCC of VA on December 22, 1999 and was effective on April 1, 2000. The Shenandoah division was a former subsidiary of the Company and at the present time has its own stand-alone tariff. If approved, customers would be subject to partially uniform rates applicable to the customers of both the Company and Shenandoah. Some differences in rates may continue to exist, but would be expected to be phased-out over time.

The recently filed request for a revenue increase is predicated on a combined total revenue requirement of $384.9 million. The rate base underlying this proposed level of revenue is $612.3 million. The proposed return on common equity is 12.25 percent versus its current authorized return on common equity of 11.50 percent for Washington Gas and 10.7 percent for Shenandoah. The filing proposes an equity ratio of 51.4 percent and an overall rate of return of 9.42 percent.

This is the Company’s first general filing for a rate increase in Virginia since the Company’s existing rates became effective nearly eight years ago. However, effective in 1997, the SCC of VA granted a $1.4 million revenue increase to Shenandoah, which at the time was a subsidiary of the Company and not a division. Rising labor and employee benefit costs, customer growth, rate base growth and the higher cost of equity has made it necessary for the Company to seek this upward adjustment to rates. Revenues from Virginia operations represent approximately 40 percent of total utility revenues (excluding off system sales of excess gas supply) for the Company, which include operations in the District of Columbia, the state of Maryland and the subject operations in the Commonwealth of Virginia.

The Company has requested the SCC of VA to permit the base rates proposed in this filing to become effective for service on and after September 1, 2002. Under Virginia law, the SCC of VA may suspend the proposed rates for up to 150 days after the filing. Thereafter, the Company may place the proposed rates into effect on an interim basis. Revenues collected under interim rates in excess of the revenues that would have been collected under rates finally approved by the SCC of VA are subject to refund. The issuance of a final order by the SCC of VA on the rate case is anticipated in 2003.

If the base rates become effective on September 1, 2002, then the Company would collect revenues, subject to refund, for one month in the fiscal year ending September 30, 2002. These new base rates would have an impact on revenues, subject to refund, for the entire fiscal year ending September 30, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WGL Holdings, Inc. and Washington Gas Light Company (Registrants)

Date June 26, 2002	/s/ Mark P. O’Flynn Mark P. O’Flynn Controller (Principal Accounting Officer)